Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

As Amended and Restated

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of the 18th day of December, 2025, and effective as of the 31st day of December, 2025, by and between MAINSTREET BANK, a Virginia chartered bank (the “Bank”) and wholly owned subsidiary of MainStreet Bancshares, Inc. (“Company”), and Richard A. Vari (the “Executive”). This Agreement collectively refers to the Bank and the Executive as the “Parties,” and separately may refer to either one of them as a “Party.”

RECITALS

R-1.         The Bank is engaged in the operation of an FDIC insured depository institution with headquarters in Fairfax, Virginia, serving the Washington D.C. Metropolitan area.

R-2.         The Executive is currently employed as the Bank’s Chief Financial Officer.

R-3.         With the upcoming retirement of Tom Chmelik as the Chief Financial Officer of the Company as of December 31, 2025, the Company has appointed the Executive as its Chief Financial Officer effective as of January 1, 2026.

R-3.         The continued employment of the Executive by the Bank and the Company is in the best interests of the Bank, the Company and its stockholders, and the Executive.

R-4.         The Parties have mutually agreed upon the terms and conditions of the Executive’s continued employment by the Bank as hereinafter set forth in this Agreement as an amendment and restatement of the prior Executive Employment Agreement dated as of July 1, 2025 between the Executive and the Bank (“the “Prior Agreement”).

TERMS OF AGREEMENT

NOW, THEREFORE, for and in consideration of this Agreement’s Recitals, the mutual promises and undertakings of the Parties as hereinafter set forth, and other good and valuable consideration which the Parties hereby agree is sufficient, the Parties covenant and agree as follows:

Section 1. Employment.

(a)         The Executive shall continue to be employed as the Executive Vice President and Chief Financial Officer of the Bank. The Executive shall report to the Chief Executive Officer of the Bank and shall be managed by the Chief Executive Officer consistent with the terms of this Agreement. The Executive’s duties, responsibilities and authority as Executive Vice President and Chief Financial Officer of the Bank shall be commensurate with those normally undertaken by executive vice presidents and chief financial officers of FDIC insured depository institutions similar to the Bank in nature and size at the time the Executive exercises such duties, responsibilities or authority. Additionally, in exercising his duties, the Executive shall have such authority and discretion to make decisions binding upon the Bank as are reasonable and consistent with the good faith discharge of duties set forth in this Agreement and the policies established by the Board of Directors from time to time. The Bank shall cover as an insured person the Executive for all applicable director and officer liability insurance provided to other similarly situated executives of the Bank. Further, effective as of January 1, 2026, the Executive will be appointed as the Chief Financial Officer of the Company and will serve at the pleasure of the Company’s Board of Directors.

(b)         References in this Agreement to services rendered for the Bank and compensation and benefits payable or provided by the Bank shall include services rendered for and compensation and benefits payable or provided by any Affiliate. References in this Agreement to the “Bank” also shall mean and refer to each Affiliate for which the Executive performs services. References in this Agreement to an “Affiliate” shall mean any business entity that, directly or indirectly, through one or more intermediaries, controls, or is controlled by the Bank.

(c)         The relationship between the Bank and the Executive shall be that of an employer and an employee. The Board of Directors shall have the sole authority to set and establish terms, conditions and standards applicable to the Executive subject to the terms and conditions of this Agreement. The Executive's employment shall be for no definite period of time, and the Executive or the Bank may terminate such employment relationship at any time for any reason or no reason. The employment at-will relationship remains in full force and effect regardless of any statements to the contrary made by Bank or Company personnel or set forth in any documents other than those explicitly made to the contrary and signed by an authorized representative of the Bank.

(d)         Executive shall perform his duties at the Bank’s offices in Fairfax County, Virginia. Without limiting the foregoing, the Bank and the Company shall make reasonable accommodations for the Executive to perform some of his services remotely (including working from home) to the extent that remote performance does not compromise Executive's ability to fulfill his obligations hereunder. The Executive shall travel for business reasons from time to time as is reasonably necessary for the performance of his duties hereunder.

Section 2. Term. The Initial Term of this Agreement shall commence on December 31, 2025, (the “Effective Date”), and shall continue until December 31, 2028, unless sooner terminated under the terms of this Agreement (the “Initial Term”). The first renewal term of this Agreement shall commence on January 1, 2027, and shall end on December 31, 2029, unless earlier terminated as provided herein. This Agreement will automatically renew for successive three-year terms unless either party notifies the other in writing at least three (3) months prior to the end of the Initial Term, or at least three (3) months prior to the end of any additional three-year renewal term, that the Agreement shall not be extended beyond its current term, or unless sooner terminated under the terms of this Agreement. The term of this Agreement, including any renewal term, is referred to as the “Term.”

Section 3. Exclusive Service. The Executive shall devote his best efforts and full time to rendering services on behalf of the Bank in furtherance of its best interests, except for any period or periods of time during which the Executive’s ability to discharge any of such duties and responsibilities and devote such time and attention are impaired as a result of a mental or physical disability of his, or he is on vacation, holiday or other leave, or as otherwise agreed by the Chief Executive Officer. The Executive shall comply with all written policies, standards and regulations of the Bank now or hereafter promulgated and communicated to the Executive, and shall perform his duties under this Agreement to the best of his abilities and in accordance with standards of conduct generally applicable to executive officers of similarly situated banks. The obligations of this Section 3 shall not be construed to mean that the Executive shall not be a director of any unaffiliated corporation, or be associated in any way whatsoever with any educational, charitable, civic, social, recreational, youth, sports or other organization or endeavor; provided, however, during the time of his employment under this Agreement, the Executive shall not (1) serve as an officer or director of any other unaffiliated entity or corporation, including those referenced above, without the express and prior approval of the Board of Directors after full disclosure by the Executive, which approval may be withheld in the Board of Director’s absolute discretion, or (2) be employed by any organization other than the Bank or a subsidiary or Affiliate of the Bank.

Section 4. Salary and Other Compensation.

(a)         Base Salary. Effective as of January 1, 2026, the Executive, during his faithful performance as an Executive under this Agreement, shall receive an annual base salary of $360,000 (the “Base Salary”). Such Base Salary shall be reviewed annually by the Board of Directors, to ascertain whether such Base Salary should be adjusted based on the performance of and contributions made by the Executive during the preceding year, the performance of the Bank during the preceding year, the compensation being paid to other senior executives at the Bank, the market rate for similar positions at other comparable banking institutions, and other factors deemed appropriate in the sole discretion of the Board of Directors or its Compensation Committee.

(b)         Incentive Compensation.

(1)         Subject to the policies and practices of the Bank and the Company, including those of their Compensation Committees, the Executive shall be eligible to receive from the Bank such additional compensation as determined or recommended by the Chief Executive Officer, including either (i) an annual cash bonus in an amount, if any, determined by the Board of Directors in its discretion or (ii) an annual performance-based incentive bonus earned under the MainStreet Bank Executive Incentive Plan (or any successor plan).

(2)         Clawback. Executive agrees that any incentive compensation (as determined by the Bank) that Executive receives from the Bank or any Affiliate pursuant to this Agreement or otherwise is subject to repayment (i.e., clawback or recoupment) to the Bank or any Affiliate as required by federal law or the policies of the Bank as may be adopted or amended hereafter from time to time by the Bank on such basis as the Bank determines. Except where offset of, or recoupment from, compensation covered by the Internal Revenue Code of 1986, as amended (“Code) Section 409A is prohibited by Code Section 409A, to the extent allowed by law and as determined by the Bank, Executive agrees that such repayment may, in the discretion of the Bank, be accomplished by the withholding of future compensation to be paid to Executive by the Bank or any Affiliate. Any recovery of compensation covered by Code Section 409A shall be implemented in a manner which complies with Code Section 409A.

(c)         The Bank will pay to the Executive the Base Salary as provided in Section 4(a) in appropriate installments to conform to the Bank’s regular payroll dates which shall be at least monthly. Further, the Bank will pay to the Executive the Base Salary and all other amounts set forth in this Agreement less appropriate deductions as required by law, or otherwise permitted by the Executive. The Bank shall also withhold and remit to the proper party any amounts agreed to in writing by the Bank and the Executive for participation in any corporate sponsored benefit plans for which a contribution is required.

(d)         Except as otherwise expressly set forth hereunder, no compensation shall be paid pursuant to this Agreement in respect of any month or portion thereof subsequent to any termination of the Executive’s employment by the Bank.

Section 5. Corporate Benefit Plans.

(a)         General. In addition to those matters set forth in this Agreement, during his employment hereunder, the Executive and, to the extent applicable, Executive’s spouse, dependents and beneficiaries shall be entitled to participate in or become a participant in all employee benefit plans and programs, including improvements or modifications of the same, maintained by the Bank (including but not limited to the benefits of certain pension and other retirement benefit plans, profit sharing, stock option, or other plans, benefits, and privileges) and available to other executives of the Bank that includes the Executive, on a basis not less favorable than that provided to such class of employees.

(b)         Vacation and Other Leave. As of January 1, 2026, the Executive shall be entitled to twenty-five (25) days of paid vacation annually (the “Vacation Leave”). Executive shall take at least two (2) consecutive weeks of vacation annually that will not overlap with any vacation or planned leave taken by the Chief Executive Officer of the Bank. In addition to the Vacation Leave, the Executive shall accrue additional days of paid leave annually (“Paid Leave Time”) according to the Paid Leave section of the Bank’s Employee Handbook. The Executive shall not at any one time take more than ten (10) consecutive business days of Vacation Leave, Paid Leave Time or combination thereof without the prior approval of the Chief Executive Officer. The Executive shall further be entitled to the number of paid holidays and leaves for illness or temporary disability in accordance with the Bank’s policies for its senior executives.

(c)         Health and Disability Insurance. During the term of his employment, the Executive shall be entitled to participate in the group medical, dental, life and disability plans, to the extent offered by the Bank, and in amounts consistent with the Bank’s policy, for other senior executive officers of the Bank, with premiums for all such insurance for the Executive and his dependents being subsidized by the Bank in accordance with its employee benefits policies.

(d)         Life Insurance. The Bank will obtain and maintain at all times during the term of the Executive’s employment a group term insurance policy on the Executive’s life in an amount equal to two times his base salary under the Virginia Bankers Association group term life insurance program. The Bank will pay the premiums on this policy in accordance with normal payroll practices but at least monthly. The Executive will have the right to designate the beneficiary of the policy.

Section 6. Expense Account and Use of Car.

(a)         General. The Bank shall reimburse the Executive for all reasonable and documented business expenses incurred in the conduct of the Bank’s business. Such expenses will include business meals, out-of-town lodging and travel expenses, and memberships in professional organizations and costs to attend meetings and conventions of business-appropriate organizations and associations. The Executive agrees to timely submit records and receipts and, as may be required by the Board of Directors, explanations of reimbursable items and agrees that the Bank can adopt reasonable rules and policies regarding such reimbursement. The Bank agrees to make prompt payment to the Executive following receipt and verification of such reports.

(b)         Use of Bank Automobile. During the term of this Agreement, the Bank shall provide Executive with the use of an appropriate recent model automobile as approved by the Chief Executive Officer, for business and private travel in accordance with currently applicable Bank policy, and shall pay all running costs (for example, fuel, insurance, tax, service and maintenance). Executive’s spouse may also be an authorized driver of such automobile.

(c)         Reimbursements and In-kind Benefits. All reimbursements and in-kinds benefits payable under this Agreement shall be made in accordance with the Bank’s written policies. If any reimbursement or in-kind benefit is subject to Code Section 409A, then such reimbursement or in-kind benefit shall comply with the applicable requirements of Section 21, including the timing of payment and other provisions set forth in Section 21(d).

Section 7. Termination and Termination Benefits. Notwithstanding the provisions of Section 2, the Executive’s employment hereunder shall terminate under the following circumstances and shall be subject to the following provisions:

(a)         Death. If the Executive dies during the term of this Agreement, the Bank shall continue to pay to the Executive’s estate an amount equal to the Executive’s then current Base Salary for sixty (60) days after the Executive’s death with such payments to be made on the same periodic dates as salary payments would have been made to the Executive had he not died. In addition, the Bank shall pay to the estate of the Executive within 60 days after the Executive’s death, any unpaid compensation or benefits, if any, which otherwise would have been payable to the Executive through the end of the month in which his death occurs.

(b)         Disability. The Bank may terminate the Executive’s employment hereunder, after having established the Executive’s Disability, by giving to the Executive written notice of the Bank’s intention to terminate the Executive’s employment for Disability. The Executive’s employment with the Bank shall terminate effective on the 90th day after the Executive’s receipt of such notice if within 90 days after such receipt the Executive shall fail to return to the full-time performance of the essential functions of his position. If the Executive’s employment hereunder is terminated due to the Executive’s Disability, then all compensation and benefits payable to the Executive shall cease on the date of termination; provided, however, that the Bank shall pay to the Executive within 60 days of the date of termination any accrued but unpaid compensation, if any, which otherwise would have been payable to the Executive through the date of termination.

(c)         Termination by the Bank For Cause. The Bank may terminate the Executive’s employment hereunder For Cause, in which event the Bank may elect to terminate the Executive’s employment immediately or upon the expiration of a set period not to exceed 30 days, as set forth in a written notice to the Executive. During any such period between the Executive’s receipt of such notice and the date of termination, the Executive may be relieved of his duties as specified herein and assigned alternate duties by the Chief Executive Officer. If the Executive’s employment hereunder is terminated by the Bank For Cause, then all compensation and benefits payable to the Executive shall cease on the date of termination; provided, however, that the Bank shall pay to the Executive within 60 days of the date of termination any accrued but unpaid compensation, if any, which otherwise would have been payable to the Executive through the date of termination.

(d)         Termination by the Bank Without Cause. The Bank may terminate the Executive’s employment hereunder Without Cause, in which event the Bank may elect to terminate the Executive’s employment immediately or upon the expiration of a set period not to exceed 30 days, as set forth in a written notice to the Executive. During any period between the Executive’s receipt of such notice and the date of termination, the Executive may be relieved of his duties as specified herein and assigned alternate duties by the Chief Executive Officer.

(i)          If the Bank terminates the Executive’s employment hereunder Without Cause and not within one year following a Change of Control, then, subject to Section 7(f), the Executive shall receive, in a lump sum on the 60th day following the date of termination, an amount equal to the greater of: (A) the sum of his then current Base Salary for one year plus the average of any annual bonus payments made to the Executive during the three-year period ending on the date of termination, or (B) the sum of his then current Base Salary for the balance, if any, of the remaining Term of the Agreement plus the average of any annual bonus payments made to the Executive during the three-year period ending on the date of termination.

(ii)          If the Bank terminates the Executive’s employment hereunder Without Cause within one year following a Change of Control, then, subject to Section 7(f), the Executive shall receive in lieu of any other stated severance payments, in a lump sum within 30 days following the date of termination, an amount equal to 299% of the Executive’s “annualized includible compensation for the base period” as defined in Code Section 280G.

(e)         Termination by the Executive. The Executive may terminate his employment hereunder by written notice to the Bank effective not less than 60 days after the Bank’s receipt of such notice; provided, however, that subsequent to receipt of such notice, the Executive may be relieved of his duties and assigned alternate duties by the Chief Executive Officer.

(i)         Termination by the Executive For Good Reason and Not Within One Year Following Change of Control. If the Executive terminates his employment hereunder For Good Reason and not within one year following a Change of Control, then he shall receive the same compensation and benefits upon termination that he would receive if he were terminated Without Cause and not within one year following a Change of Control as specified in Section 7(d)(i).

(ii)         Termination by the Executive For Good Reason Within One Year Following Change of Control. If the Executive terminates his employment hereunder For Good Reason within one year following a Change of Control, he shall receive the same compensation and benefits upon termination that he would receive if he were terminated Without Cause within one year following a Change of Control as specified in Section 7(d)(ii).

(iii)         Termination by the Executive other than For Good Reason. If the Executive terminates his employment hereunder other than For Good Reason, then all compensation and benefits payable to the Executive shall cease on the date of termination; provided, however, that the Bank shall pay to the Executive within 60 days of the date of termination any accrued but unpaid compensation, if any, which otherwise would have been payable to the Executive through the date of termination.

(f)         Limitations on Termination Compensation. Notwithstanding anything in this Agreement to the contrary:

(i)         If the Executive is at anytime in breach of either Section 10 or Section 11 of this Agreement, then the Executive shall not thereafter be entitled to receive any amounts payable pursuant to Section 7(d)(i), 7(d)(ii), 7(e)(i) or 7(e)(ii) (“Termination Compensation”), and none of the Executive’s unvested equity awards will be subject to accelerated vesting. In addition, if such breach occurs within 12 months following the date of termination, the Executive shall repay to the Bank any Termination Compensation received and all vested stock previously received as compensation, and any outstanding equity awards that were granted to the Executive by the Bank as compensation will be forfeited to the Bank.

(ii)         If the Executive engages in any activity seeking to establish a Competitive Business in the Trade Area during the Non-Compete Period (as defined in Section 11(a) below), the Executive shall not be entitled to any Termination Compensation, the Executive shall repay to the Bank any Termination Compensation received and all vested stock previously received as compensation, and any outstanding equity awards that were granted to the Executive by the Bank as compensation will be forfeited to the Bank.

(iii)         Notwithstanding anything herein to the contrary, any payments made to the Executive pursuant to the Agreement, or otherwise, shall be subject to and conditioned upon compliance with 12 USC Section 1828(k) and FDIC Regulation 12 CFR Part 359, Golden Parachute Indemnification Payments promulgated thereunder, to the extent such laws and regulations are applicable to the Bank, the Company, and the Executive.

(g)         Definitions. For purposes of this Agreement, the following terms have the following meanings:

(i)         “Cause” shall mean:

(1)         Gross incompetence, gross negligence, willful misconduct, or breach of a material fiduciary duty owed to the Bank or any subsidiaries or Affiliates thereof;

(2)         Conviction of a felony, a crime of moral turpitude, commission of an act of embezzlement or fraud against the Bank or any subsidiary or Affiliate thereof, the commission of repeated misdemeanors, or other willful misconduct that materially adversely affects the business or reputation of the Bank or any subsidiaries or Affiliates thereof;;

(3)         Failure to cure a material breach by the Executive of a material term of this Agreement after 10 days written notice of the breach;

(4)         Deliberate dishonesty of the Executive with respect to the Bank or any subsidiary or Affiliate thereof; or

(5)         Permanent disbarment or suspension of the Executive by any regulatory body or agency lasting more than sixty (60) days.

(ii)         “Change of Control” shall mean the occurrence of any of the following events:

(1) Merger: The Bank or the Company merges into or consolidates with another entity, or merges another bank or corporation into the Bank or the Company, and as a result, less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Bank or the Company immediately before the merger or consolidation;

(2) Acquisition of Significant Share Ownership: A person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of the Bank’s or the Company’s voting securities; provided, however, this clause (2) shall not apply to beneficial ownership of the Bank’s or the Company’s voting shares held in a fiduciary capacity by an entity of which the Bank or the Company directly or indirectly beneficially owns 50% or more of its outstanding voting securities;

(3) Change in Board Composition: Individuals who constitute the Bank’s or the Company’s Board of Directors on the Effective Date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the Effective Date whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board shall be considered, for purposes of this clause (3), as though he or she was a member of the Incumbent Board; or

(4) Sale of Assets: The Bank or the Company sells to a third party all or substantially all of its assets.

The definition of Change of Control shall be construed to be consistent with the requirements of Code Section 409A and Treasury Regulations promulgated thereunder.

(iii)         “Disability” means either (i) disability which after the expiration of more than 13 consecutive weeks after its commencement is determined to be total and permanent by a physician selected and paid for by the Bank or its insurers, and acceptable to the Executive or his legal representative, which consent shall not be unreasonably withheld or (ii) disability as defined in the policy of disability insurance maintained by the Bank or its Affiliates for the benefit of the Executive, whichever may be more favorable to the Executive. Notwithstanding any other provision of this Agreement, the Bank shall comply with all requirements of the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq.

(iv)         “For Good Reason” shall mean:

(1)         Except as provided herein, the assignment of duties and responsibilities to the Executive by the Bank which are inconsistent with the position referred to in Section 1(a) above or which result in the Executive’s having significantly less authority, duties or responsibility than he has on the date hereof, without his prior and express written consent;

(2)

Without his prior and express written consent, the removal of the Executive from or any failure to re-elect him to the positions of Executive Vice President and Chief Financial Officer of the Bank or Executive Vice President and Chief Financial Officer of the Company, other than for Cause;

(3)	A material reduction by the Bank of the Executive’s annual Base Salary unless salaries for all employees are reduced, and the Executive’s salary is reduced proportionately;

(4)	Failure to cure a material breach by the Bank of a material term of this Agreement after 30 days written notice of the breach; or

(5)

Failure by any successor entity (an entity that assumes the assets or business of the Bank pursuant to an acquisition of any kind including, without limitation, acquisition of assets or merger) to assume and agree to perform this Agreement in its entirety; or

(6)          A material change (i.e., a relocation of more than 35 miles) in the geographic location of the primary office at which the Executive is required to regularly report in-person and provide his primary services without the Executive’s express written consent;

The Executive is required to provide notice to the Bank of the existence of a condition constituting For Good Reason within ninety (90) days of the initial existence of the condition. Upon such notice, the Bank shall have thirty (30) days to remedy the condition. If the condition is remedied within thirty (30) days after notice, then such “For Good Reason” shall be deemed not to exist, and the Executive’s notice shall be of no effect. If the condition is not remedied within thirty (30) days after notice to the Bank, then the Executive must resign within ninety (90) days after the expiration of the 30-day remedy period in order to be entitled to the benefits allowed for upon a resignation or termination of employment for “For Good Reason.”

(v)         “Without Cause” shall mean termination of the Executive’s employment hereunder by the Bank for any reason other than upon Disability, the death of the Executive or For Cause.

Section 8.         Other Provisions Relating to Termination.

(a)         Notwithstanding the termination of the Executive’s employment pursuant to any provision of this Agreement, the Parties shall be required to carry out any provisions of this Agreement which contemplate performance by them subsequent to such termination. In addition, no termination shall affect any liability or other obligation of either Party which shall have accrued prior to such termination, including, but not limited to, any liability, loss or damage on account of breach, subject to the limitation on damages set forth below. No termination of employment shall terminate the obligation of the Bank to make payments of any vested benefits provided hereunder or the obligations of the Executive under Sections 10, 11, and 12.

(b)         Notwithstanding anything herein to the contrary, the Executive acknowledges and agrees that the payment by the Bank of the Termination Compensation shall constitute liquidated damages for, and shall be the Executive’s sole and exclusive remedy for, (1) the termination of the Executive by the Bank Without Cause or (2) the occurrence of any fact or circumstance constituting Good Reason, including without limitation any breach of this Agreement by the Bank. The parties agree that it would be difficult or impossible to ascertain damages in the event of a breach by the Bank and, accordingly, the parties have, through negotiation of this Agreement, established liquidated damages which they agree are a fair estimate of damages and not a penalty.

(c)         It is the intention of the Parties that no payment be made or benefit provided to the Executive pursuant to this Agreement or otherwise that would constitute an “excess parachute payment” within the meaning of Code Section 280G and any regulations thereunder, thereby resulting in a loss of an income tax deduction by the Bank or the Company, or the imposition of an excise tax on the Executive under Code Section 4999. If the independent accountants serving as auditors for the Bank on the date of a Change of Control (or any other accounting firm designated by the Bank only because such determination by the auditors would be violative of auditor independence rules) determine that some or all of the payments or benefits scheduled under this Agreement, as well as any other payments or benefits on a Change of Control, would be nondeductible by the Bank or the Company under Code Section 280G, then the payments scheduled under this Agreement will be reduced to one dollar less than the maximum amount which may be paid without causing any such payment or benefit to be nondeductible (but not reduced below zero dollars). The determination made as to the reduction of benefits or payments required hereunder by the independent accountants shall be binding on the Parties. Any reduction of benefits or payments required to be made under this Section 8(c) will be taken pro rata in the following order: first from payments or benefits that are equity compensation and, if necessary, second from payments or benefits that are cash compensation. With respect to the payments payable upon or within one year following a Change in Control, the value of the restrictions set forth in Section 11(a)[Non-Compete and Non-Solicit] herein shall be recognized in any calculation with respect to determining the affect, if any, of the parachute payment provisions of Code Section 280G, by allocating a portion of any payments, benefits or distributions in the nature of compensation (within the meaning of Code Section 280G(b)(2)) to the fair value of the non-competition and non-solicitation restrictions under Section 11 herein (the “Appraised Value”). The Bank, at the Bank’s expense, shall obtain an independent appraisal to determine the Appraised Value. The Appraised Value will be considered reasonable compensation for post Change in Control services within the meaning of Q&A-40 of the regulations under Code Section 280G; and accordingly, any aggregate parachute payments, as defined in Code Section 280G, will be reduced by the Appraised Value.

(d)         Notwithstanding any other provision of this Agreement, no payments or benefits under this Agreement that are subject to Code Section 409A and that are to be paid upon the Executive’s termination of employment shall be paid or provided to the Executive until the Executive has experienced a “separation from service”, as described in Section 21(c). Any such payments or benefits shall also be subject to the delay provisions in Section 21(c), if applicable.

Section 9. Suspension.

If the Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served pursuant to the Federal Deposit Insurance Act, then the Bank’s obligations under this Agreement shall be suspended as of the date of service unless the Executive’s suspension or prohibition is stayed by appropriate proceedings. If the charges in the notice are dismissed, then the Bank (i) will pay to the Executive all of the compensation withheld while the Bank’s contract obligations were suspended, and (ii) reinstate (in whole) any of its obligations which were suspended. Nothing in this Section 9 shall be construed to limit the Bank’s right, pursuant to Section 7(g)(i)(5) to declare a suspension of the Executive lasting longer than sixty (60) days as Cause for termination.

Section 10. Confidentiality/Nondisclosure. The Executive covenants and agrees that any and all information concerning the customers, businesses and services of the Bank or the Company of which he has knowledge or access as a result of his association with the Bank or the Company in any capacity (including, without limitation, information concerning the Bank’s or the Company’s trade secrets, business operations and operating methods, business records, customer lists or other customer information, research projects, costs, pricing, financial data, business plans and proposals, data and information the Bank or the Company receives in confidence from any other party and, or any other information which is treated as confidential by the Bank or the Company) (“Confidential Information”) is the sole and exclusive property of the Bank or the Company. The Executive shall not, without the prior written consent of the Bank or the Company, directly or indirectly use, disseminate, disclose or publish such Confidential Information to third parties other than in connection with the usual conduct of the business of the Bank or the Company. Such information shall expressly include, but shall not be limited to, information concerning the Bank’s or the Company’s trade secrets, business operations, business records, customer lists or other customer information. Upon termination of employment, the Executive shall deliver to the Bank or the Company all originals and copies of documents, forms, records or other information in Executive’s possession, in whatever form it may exist, concerning the Bank or the Company or their business, customers, products or services, without retaining any copies. The Bank shall have the right to review the Executive’s personal files, on demand, to evaluate compliance with this provision. In construing this provision it is agreed that it shall be interpreted broadly so as to provide the Bank or the Company with the maximum protection. This Section 10 shall not be applicable to any information which, through no misconduct or negligence of the Executive, has previously or subsequently been disclosed to the public by anyone other than the Executive. The provisions of this Section 10 shall expressly survive termination of this Agreement for any reason, including breach of this Agreement by the Bank or the Company.

Section 11. Covenants Not to Compete and Not to Solicit.

(a)         The Executive covenants and agrees that during the term of his employment, and for a period of twelve (12) months from and after the date that the Executive ceases to be employed by the Bank (the “Non-Compete Period”) for any reason other than for “Cause”, he will not, directly or indirectly, in any individual or representative capacity whatsoever be directly or indirectly employed by a Competitive Business as an employee, consultant or in any other capacity to provide or undertake those duties customarily performed by any executive, including a vice-president, of a Competitive Business anywhere within a thirty-five (35) air mile radius of any office operated by the Bank on the date the Executive’s employment terminates (the “Trade Area”); Additionally, the Executive covenants and agrees that during the term of his employment, and for a period of twelve (12) months from and after the date that the Executive ceases to be employed by the Bank for any reason, during the Non-Compete Period, he will not, directly or indirectly, in any individual or representative capacity whatsoever: (i) solicit, or assist any other person or business entity in soliciting, any depositors, borrower, or other customers of the Bank to make deposits in, borrow from or to become customers of any other financial institution conducting a Competitive Business; or (ii) knowingly induce any individuals to terminate their employment with the Bank or its Affiliates. The term “Competitive Business” means an entity or organization, including insured depositor institutions and other business entities, providing banking products and financial services that are substantially similar to those offered by the Bank on the date that the Executive’s employment terminates. The Executive further agrees that if the Executive violates this Section 11 during the Non-Compete Period, the Non-Compete Period shall be extended by an amount of time equal to the length of the period of any such violation(s).

(b)         The Executive hereby covenants and warrants that the covenants and restrictions set forth in Section 11(a) are the product of negotiation between the Executive and the Bank and, in light of the Executive’s position as Executive Vice President and Chief Financial Officer of the Bank, are reasonable (as to geographic scope, scope of activity, and duration) and necessary for the protection of the Bank’s legitimate business interests, including the protection of the significant investment of the Bank in developing, maintaining and expanding its business. The Executive represents and warrants to the Bank and the Company that the covenants and restrictions set forth in Section 11(a) do not and will not unreasonably interfere with the Executive’s ability to earn a livelihood.

Section 12. Injunctive Relief, Damages, Etc.

(a)          The Parties agree that in the event of any breach by the Executive of any of the provisions of Sections 10 or 11 that monetary damages alone will not adequately compensate the Bank for its losses and, therefore, that it may seek any and all legal or equitable relief available to it, specifically including, but not limited to, injunctive relief. The covenants contained in Sections 10 and 11 shall be construed and interpreted in any judicial proceeding to permit their enforcement to the maximum extent permitted by law. Should a court of competent jurisdiction determine that any provision of the covenants and restrictions set forth in Section 11 is unenforceable as being overbroad as to time, area or scope, then the Parties agree that they shall enter into an amendment to this Agreement for the purpose of rendering such provision enforceable to the maximum extent permitted by law. The Parties acknowledge and agree that the foregoing obligation to amend this Agreement shall survive the entry of any order or decree finding Section 11 to be unenforceable.

(b)         Nothing in this Section 12 will limit the right of a Party to obtain from a court of competent jurisdiction any equitable relief such as an injunction, nor shall this Section 12 be construed to impair or otherwise affect any indemnification rights either Party may have against the other arising under the Bank’s articles of incorporation or bylaws or pursuant to any other written agreement between the Parties not superseded by this Agreement.

Section 13. Binding Effect/Assignability. This Agreement shall be binding upon and inure to the benefit of the Bank and the Executive and their respective heirs, legal representatives, executors, administrators, successors and assigns, but neither this Agreement, nor any of the rights hereunder, shall be assignable by the Executive or any beneficiary or beneficiaries designated by the Executive. The Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation, share exchange or otherwise) to all or substantially all of the business, stock or assets of the Bank (a “Successor Entity”), by agreement in form and substance reasonably satisfactory to the Executive, to expressly assume and agree to perform this Agreement in its entirety.

Section 14. Governing Law. This Agreement shall be subject to and construed in accordance with the laws of the Commonwealth of Virginia, without giving effect to its principles of conflict of laws.

Section 15. Indemnification. The parties have entered into a separate indemnification agreement regarding the Executive’s status as a Bank officer, which indemnification agreement shall survive the date of this Agreement.

Section 16. Invalid Provisions. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the validity or enforceability of any other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

Section 17. Notices. Any and all notices, designations, consents, offers, acceptance or any other communications provided for herein (“Notices”) shall be given in writing and shall be deemed properly delivered if delivered in person or (i) in the case of Notices deliverable to the Bank, by overnight delivery by a reputable carrier or in person to Corporate Counsel for MainStreet Bank, Edward Crosland, Esq., Jones Walker LLP, 1 M Street SE Suite #600, Washington DC 20003; FAX# 202-203-0000; email: ecrosland@joneswalker.com, and (ii) in the case of Notices to the Executive, by overnight delivery by a reputable carrier, addressed to his last known address on file with the Bank.

Section 18. Entire Agreement.

(a)         This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes any and all other agreements, either oral or in writing, among the Parties, including the Prior Agreement, with respect to the subject matter hereof.

(b)         This Agreement may be executed in one or more counterparts, each of which shall be considered an original copy of this Agreement, but all of which together shall evidence only one agreement.

Section 19. Amendment and Waiver. This Agreement may not be amended except by an instrument in writing signed by or on behalf of each of the Parties hereto. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the person or Party to be charged.

Section 20. Interpretation. The meaning assigned to each term defined in this Agreement will be equally applicable to both the singular and the plural forms of the term. Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms. The headings in this Agreement are for reference only and will not affect this Agreement’s interpretation. Underscored references to Articles, Sections, Subsections, clauses, Exhibits or Schedules refer to those portions of this Agreement, and any underscored references to a Subsection or clause, unless otherwise identified, refer to the appropriate Subsection or clause within the same Section in which the reference occurs. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, then this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

Section 21. Code Section 409A Compliance.

(a)         The intent of the parties is that payments and benefits under this Agreement comply with Code Section 409A and applicable guidance thereunder or comply with an exemption from the application of Code Section 409A and, accordingly, all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A.

(b)         Neither the Executive nor the Bank shall take any action to accelerate or delay the payment of any monies and/or provision of any benefits in any matter which would not be in compliance with Code Section 409A.

(c)         A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the form or timing of payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” (within the meaning of Code Section 409A) and, for purposes of any such provision of this Agreement under which (and to the extent) deferred compensation subject to Code Section 409A is paid, references to a “termination” or “termination of employment” or like references shall mean separation from service. A “separation from service” shall not occur under Code Section 409A unless such Executive has completely severed his relationship with the Bank or the Executive has permanently decreased his services to 20% or less of the average level of bona fide services over the immediately preceding 36 month period (or the full period if the Executive has been providing services for less than 36 months). A leave of absence shall only trigger a termination of employment that constitutes a separation from service at the time required under Code Section 409A. If the Executive is deemed on the date of separation from service with the Bank to be a “specified employee”, within the meaning of that term under Code Section 409A(a)(2)(B) and using the identification methodology selected by the Bank from time to time, or if none, the default methodology, then with regard to any payment or benefit that is required to be delayed in compliance with Code Section 409A(a)(2)(B), such payment or benefit shall not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of the Executive’s separation from service or (ii) the date of the Executive’s death. In the case of benefits required to be delayed under Code Section 409A, however, the Executive may pay the cost of benefit coverage, and thereby obtain benefits, during such six-month delay period and then be reimbursed by the Bank thereafter when delayed payments are made pursuant to the next sentence. On the first day of the seventh month following the date of the Executive’s separation from service or, if earlier, on the date of the Executive’s death, all payments delayed pursuant to this Section 21 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. If any cash payment is delayed under this Section 21, then interest shall be paid on the amount delayed calculated at the prime rate reported in The Wall Street Journal for the date of the Executive’s termination to the date of payment.

(d)         With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits subject to Code Section 409A, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect. All reimbursements shall be reimbursed in accordance with the Bank’s reimbursement policies but in no event later than the calendar year following the calendar year in which the related expense is incurred.

(e)         If under this Agreement, an amount is to be paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment.

(f)         When, if ever, a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within ten (10) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Bank.

(g)         Notwithstanding any of the provisions of this Agreement, the Bank shall not be liable to the Executive if any payment or benefit which is to be provided pursuant to this Agreement and which is considered deferred compensation subject to Code Section 409A otherwise fails to comply with, or be exempt from, the requirements of Code Section 409A.

[Signatures appear on the following page]

IN WITNESS WHEREOF, the Bank has caused this Agreement to be signed by its duly authorized officer and the Executive has hereunto set his hand on the date first above written.

MAINSTREET BANK

By:         ________________________

Jeff W. Dick

Its:         Chief Executive Officer

ATTEST:

MainStreet Bank

EXECUTIVE:

_________________________________

Richard A Vari, Executive